IRET EXPANDS ITS UNSECURED CREDIT FACILITY;
REDUCING BORROWING COSTS AND ADDING A NEW 7-YEAR TERM LOAN
MINOT, ND, September 6, 2018 – IRET (NYSE: IRET) recently amended its primary unsecured credit facility to increase the overall commitment, improve pricing, extend the term of the revolver and existing term loan and add a new 7-year term loan.
In connection with the amendment, IRET:

•
increased the overall unsecured facility from $370 million to $395 million, reallocating the commitment for the revolving line of credit to $250 million and the remaining $145 million between two term loans;

•	extended the maturity of the revolving line of credit to August 2022;

•	extended the existing $70 million unsecured term loan maturity to January 2024;

•	added a new $75 million, 7-year unsecured term loan maturing in August 2025 that bears interest at a spread of 175 basis points over LIBOR based on IRET’s overall leverage; and

•	maintains a $200 million accordion option that can be accessed by increasing lending commitments.
Under the amendment, the interest rate on the existing facilities decreases by 25-35 basis points depending on IRET’s overall leverage. IRET also entered into a swap agreement for the entire $75 million and full term of the new unsecured 7-year term loan in its ongoing effort to reduce floating interest rate exposure.
“This is a great outcome for IRET,” said Mark O. Decker, Jr., President and CEO. “We believe these enhancements reflect a recognition of the improving quality of our business. This amendment improves our liquidity and debt maturity schedule and provides a foundation for the continued growth of our business. We are grateful for the continued support from our bank group.”
About IRET
IRET is a real estate company focused on the ownership, management, acquisition, redevelopment, and development of apartment communities. As of July 31, 2018, IRET owns interests in 87 communities consisting of 13,703 apartment homes. IRET's common shares and Series C preferred shares are publicly traded on the New York Stock Exchange (NYSE symbols: IRET and IRET PRC, respectively). IRET's press releases and supplemental information are available on its website at www.iretapartments.com or by calling Investor Relations at 701-837-7104.
Contact Information
Jonathan Bishop
Vice President – Finance
Phone: 701-837-7104
E-mail: IR@iret.com